UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

TILE SHOP HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

TILE SHOP HOLDINGS, INC.
14000 Carlson Parkway
Plymouth, Minnesota 55441
Telephone: (763) 852-2950

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on July 16, 2019

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of Tile Shop Holdings, Inc. (the “Company”) on Tuesday, July 16, 2019, at 10:00 a.m. (Central Time) at the Company’s headquarters, located at 14000 Carlson Parkway, Plymouth, Minnesota 55441, for the following purposes:

1. To elect as Class I directors to hold office until the 2022 Annual Meeting of Stockholders, the following two nominees recommended by the Board of Directors: Peter J. Jacullo III and Cabell H. Lolmaugh.

2. To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019.

3. To approve, on a non-binding advisory basis, named executive officer compensation.

4.To recommend, on a non-binding advisory basis, the frequency of the vote on named executive officer compensation.

5.  To conduct any other business properly brought before the Annual Meeting.

These items of business are more fully described in the proxy statement accompanying this Notice.

The record date for the Annual Meeting is May 20, 2019. Only stockholders of record at the close of business on that date may vote at the Annual Meeting or any adjournment thereof.

By Order of the Board of Directors,

Sincerely,

/s/ Cabell H. Lolmaugh

Cabell H. Lolmaugh
Chief Executive Officer and Director

Plymouth, Minnesota
May 31, 2019

You are cordially invited to attend the Annual Meeting in person. Whether or not you expect to attend the Annual Meeting, please vote your shares. You may vote over the telephone or the Internet as instructed in the proxy statement accompanying this Notice. If you received a proxy card and voting instructions by mail, you may submit your proxy card by completing, signing, dating and mailing your proxy card in the envelope provided. Any stockholder attending the Annual Meeting may vote in person, even if you already returned a proxy card or voted by proxy over the telephone or the Internet. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain a proxy issued in your name from that record holder.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
ANNUAL MEETING TO BE HELD ON July 16, 2019:

The Proxy Statement and Fiscal 2018 Annual Report to Stockholders are
available at https://materials.proxyvote.com/88677Q

i

TILE SHOP HOLDINGS, INC.
14000 Carlson Parkway
Plymouth, Minnesota 55441
Telephone: (763) 852-2950

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON July 16, 2019

INFORMATION CONCERNING SOLICITATION AND VOTING

The Board of Directors (the “Board”) of Tile Shop Holdings, Inc. (the “Company,” “we,” “us” or “our”) is soliciting your proxy to vote at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at our headquarters, located at 14000 Carlson Parkway, Plymouth, Minnesota 55441, on Tuesday, July 16, 2019, at 10:00 a.m. (Central Time), including at any adjournments or postponements of the Annual Meeting. You are invited to attend the Annual Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, if you received paper copies of the proxy materials, or follow the instructions below to submit your proxy over the telephone or the Internet.

In accordance with rules and regulations adopted by the U.S. Securities and Exchange Commission (the “SEC”), we have elected to provide our beneficial owners and stockholders of record access to our proxy materials over the Internet. Beneficial owners are stockholders whose shares are held in the name of a broker, bank or other agent (i.e., in “street name”). Accordingly, a Notice of Internet Availability of Proxy Materials (the “Notice”) will be mailed on or about May 31, 2019 to our beneficial owners and stockholders of record who owned our common stock at the close of business on May 20, 2019. Beneficial owners and stockholders of record will have the ability to access the proxy materials on a website referred to in the Notice or request a printed set of the proxy materials be sent to them by following the instructions in the Notice. Beneficial owners and stockholders of record who have previously requested to receive paper copies of our proxy materials will receive paper copies of the proxy materials instead of a Notice.

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why did I receive in the mail a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?

We are pleased to take advantage of the SEC rule that allows companies to furnish their proxy materials over the Internet. Accordingly, we have sent to our beneficial owners and stockholders of record a Notice of Internet Availability of Proxy Materials. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found in the Notice. Our stockholders may request to receive proxy materials in printed form by mail or electronically on an ongoing basis. A stockholder’s election to receive proxy materials by mail or electronically by email will remain in effect until the stockholder terminates its election.

Why did I receive a full set of proxy materials in the mail instead of a Notice of Internet Availability of Proxy Materials?

We are providing paper copies of the proxy materials instead of a Notice to beneficial owners or stockholders of record who have previously requested to receive paper copies of our proxy materials. If you are a beneficial owner or stockholder of record who received a paper copy of the proxy materials, and you would like to reduce the environmental impact and the costs incurred by us in mailing proxy materials, you may elect to receive all future proxy materials electronically via email or the Internet.

You can choose to receive our future proxy materials electronically by visiting http://www.proxyvote.com. Your choice to receive proxy materials electronically will remain in effect until you instruct us otherwise by following the instructions contained in your Notice and visiting http://www.proxyvote.com, sending an email to sendmaterial@proxyvote.com, or calling 1-800-579-1639.

The SEC has enacted rules that permit us to make available to stockholders electronic versions of the proxy materials even if the stockholder has not previously elected to receive the materials in this manner. We have chosen this option in connection with the Annual Meeting with respect to our beneficial owners and stockholders of record.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on May 20, 2019 will be entitled to vote at the Annual Meeting. On the record date, there were 52,030,477 shares of our common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If, on May 20, 2019, your shares were registered directly in your name with our transfer agent, Continental Stock Transfer & Trust Company, then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to vote your shares by completing, signing, dating and mailing your proxy card in the envelope provided, if you received paper copies of the proxy materials, or vote by proxy over the telephone or the Internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If, on May 20, 2019, your shares were held not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting; however, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are four matters scheduled for a vote:

•	Election of the following two nominees recommended by the Board to be Class I directors and to hold office until the 2022 Annual Meeting of Stockholders: Peter J. Jacullo III and Cabell H. Lolmaugh.

•	Ratification of the appointment by the Audit Committee of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019.

•	Approval, on a non-binding advisory basis, of the compensation paid to our named executive officers.

•	Recommendation, on a non-binding advisory basis, of the frequency of the vote on compensation paid to our named executive officers.

How do I vote?

You may either vote “For” all of the nominees to the Board or you may “Withhold” your vote for any nominee you specify. For the ratification of the Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019, you may vote “For” or “Against” or abstain from voting. For the advisory vote on named executive officer compensation, you may vote “For” or “Against” or abstain from voting. For the recommendation of the frequency of the vote on named executive officer compensation, you may vote for “One Year,” “Two Years,” “Three Years,” or abstain from voting.

The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy using the enclosed proxy card (if you received paper copies of the proxy materials), vote by proxy over the telephone, or vote by proxy over the Internet. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive. If you would like directions to the Annual Meeting location, please call 763-852-2950.

•

If you received paper copies of the proxy materials, to vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•

To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. Please have available the 16-Digit Control Number from the enclosed proxy card, if you received one, or from your Notice. Your vote must be received by 11:59 p.m. Eastern Time (10:59 p.m. Central Time) on July 15, 2019, to be counted.

•

To vote over the Internet, go to http://www.proxyvote.com to complete an electronic proxy card. Please have available the 16-Digit Control Number from the enclosed proxy card, if you received one, or from your Notice. Your vote must be received by 11:59 p.m. Eastern Time (10:59 p.m. Central Time) on July 15, 2019, to be counted.

We are providing Internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you may have received a proxy card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the proxy card to ensure that your vote is submitted to your broker or bank. Alternatively, you may vote by telephone or over the Internet as instructed by your broker or bank. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of May 20, 2019. There is no cumulative voting for election of directors.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of the nominees for director, “For” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019, “For” the advisory vote on named executive officer compensation, and for “One Year” as the frequency for the vote on named executive officer compensation. If any other matter is properly presented at the Annual Meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. Our directors and employees may solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Are proxy materials available on the Internet?

This proxy statement and our fiscal 2018 Annual Report to Stockholders are available at https://materials.proxyvote.com/88677Q.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of four ways:

•	You may submit another properly completed proxy card with a later date.

•	You may submit a new vote by telephone or Internet.

•	You may send a timely written notice that you are revoking your proxy to our Secretary at 14000 Carlson Parkway, Plymouth, Minnesota 55441.

•	You may attend the Annual Meeting and vote in person; however, simply attending the Annual Meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

How many votes are needed to approve each proposal?

•

For Proposal 1, the election of Class I directors, the two nominees receiving the most “For” votes (from the holders of shares present in person or represented by proxy at the Annual Meeting and voting on the election of directors) will be elected. Only “For” votes will affect the approval of this proposal.

•

To be approved, Proposal 2, ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019, must receive a “For” vote from the majority of shares present in person or by proxy at the Annual Meeting and voting on this proposal. If you “Abstain” from voting, it will have the same effect as an “Against” vote.

•

To be approved, Proposal 3, approval of named executive officer compensation, must receive a “For” vote from the majority of shares present in person or by proxy at the Annual Meeting and voting on this proposal. If you “Abstain” from voting, it will have the same effect as an “Against” vote. However, this proposal is an advisory vote, which means that the vote is not binding on us,  the Board or the Compensation Committee. To the extent there is any significant vote against our named executive officer compensation as disclosed in this proxy statement, the Compensation Committee will evaluate whether any actions are necessary to address the concerns of stockholders.

•

For Proposal 4, recommending the frequency of the vote on named executive officer compensation, the option receiving the most votes (from the holders of shares present in person or represented by proxy at the Annual Meeting and voting on this proposal) will be the recommendation of our stockholders. However, this proposal is also an advisory vote, which means that the vote is not binding on us, the Board or the Compensation Committee. The Board and the Compensation Committee will take into account the outcome of the vote, however, when considering the frequency of future votes on named executive officer compensation.

How are votes counted?

Votes will be counted by the inspector of election appointed for the Annual Meeting.

What are “broker non-votes”?

If you hold your shares in street name and do not provide voting instructions to your broker, your shares will not be voted on any proposal for which your broker does not have or does not exercise discretionary authority to vote (a “broker non-vote”). Shares constituting broker non-votes are not counted or deemed to have been voted on a non-routine matter at the Annual Meeting. Accordingly, broker non-votes have no effect on the election of directors in Proposal 1, the advisory vote on named executive officer compensation in Proposal 3, or the advisory vote on the frequency of the vote on named executive officer compensation in Proposal 4, because such proposals are considered non-routine matters. If you do not provide voting instructions to your broker, your broker will have discretion to vote your shares on Proposal 2 because the ratification of auditor appointment is considered a routine matter. Broker non-votes are counted as present for the purpose of determining a quorum at the Annual Meeting.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares are present at the Annual Meeting in person or represented by proxy. On the record date, there were 52,030,477 shares outstanding and entitled to vote. Thus, the holders of 26,015,240 shares must be present in person or represented by proxy at the Annual Meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the Annual Meeting. Proxies marked “Abstain” as well as broker non-votes will also be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the Annual Meeting in person or represented by proxy, or the chairman of the Annual Meeting, may adjourn the Annual Meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in a Current Report on Form 8-K, which we will file within four business days of the Annual Meeting.

When are stockholder proposals due for the 2020 Annual Meeting?

Any appropriate proposal submitted by a stockholder and intended to be included in our proxy statement and related proxy and presented at the 2020 Annual Meeting must be submitted in writing to our Secretary at 14000 Carlson Parkway, Plymouth, Minnesota 55441, and received no later than February 1, 2020. A stockholder proposal will need to comply with the SEC regulations under Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Although the Board will consider stockholder proposals, we reserve the right to omit from our proxy statement, or to vote against, stockholder proposals that we are not required to include under the Exchange Act, including Rule 14a-8.

Additionally, pursuant to the advance notice provisions of our Bylaws, as authorized by applicable state law, in order for stockholders to present director nominations or other business at the 2020 Annual Meeting, a stockholder’s notice of such nomination or other business must be received by our Secretary at the same address no earlier than the close of business on March 18, 2020 and no later than the close of business on April 17, 2020 and must be in a form that complies with the requirements set forth in our Bylaws. You are advised to review our Bylaws for these requirements.

PROPOSAL 1 — ELECTION OF DIRECTORS

The Board is divided into three classes, with each class serving staggered three-year terms. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is elected, subject to the director’s earlier death, resignation or removal.

The term of office of the Class I directors expires at the Annual Meeting.  The Nominating and Corporate Governance Committee recommended to the Board, and the Board has set the number of Class I directors at two and has nominated Peter J. Jacullo III and Cabell H. Lolmaugh for election at the Annual Meeting. Mr. Jacullo has been a member of our Board since August 2012. Mr. Lolmaugh has been a  member of our Board since January 2019. If elected at the Annual Meeting, each of these nominees would serve until the 2022 Annual Meeting and until his successor is elected, or, if sooner, until the director’s death, resignation or removal.

Directors are elected by a plurality of the votes cast in person or by proxy and entitled to vote on the election of directors. The two nominees receiving the most “For” votes (from the holders of shares present in person or represented by proxy at the Annual Meeting and voting on the election of directors) will be elected. If no contrary indication is made, shares represented by executed proxies will be voted “For” the election of the two nominees named above. If, prior to the Annual Meeting, it should become known that any of the nominees will be unwilling or unable to serve as a director after the Annual Meeting by reason of resignation, death, incapacity or other unexpected occurrence, the proxies will be voted “For” such substitute nominee as is determined by the Board or, alternatively, not voted for any nominee. The Board has no reason to believe that any nominee will withdraw or be unable to serve.

The following is a brief biography for the nominees for Class I director and each person whose term of office as a Class II or Class III director will continue after the Annual Meeting.

Name	Age	Position
Class I Director Nominees:
Peter J. Jacullo III(1)(2)	64	Director
Cabell H. Lolmaugh	40	Director, Chief Executive Officer
Class II Directors:
Peter H. Kamin(1)(3)	57	Director, Chairman of the Board
Todd Krasnow(2)(3)	61	Director
Philip B. Livingston(1)	61	Director
Class III Directors:
Christopher T. Cook(3)	50	Director
Robert A. Rucker	66	Director

(1)	Member of the Audit Committee.
(2)	Member of the Compensation Committee.
(3)	Member of the Nominating and Corporate Governance Committee.

Directors and Nominees

Nominees for Election for a Three-Year Term Expiring at the 2022 Annual Meeting

Peter J. Jacullo III has served as a member of our Board since August 2012. Previously, Mr. Jacullo served as a member of The Tile Shop’s board of managers from December 2007 to August 2012. Since July 1987, Mr. Jacullo has been a self-employed investor and consultant, and he currently serves on the board of directors of various privately-held companies. Previously, Mr. Jacullo was a Vice President and Director of the Boston Consulting Group from May 1984 to July 1987, where he was also employed in various other capacities from May 1978 to May 1984. Mr. Jacullo holds an M.B.A. from the University of Chicago and a B.A. in Economics from Johns Hopkins University. We believe that Mr. Jacullo is qualified to serve on our Board in light of the continuity that he provides on our Board and his experience as a professional investor.

Cabell H. Lolmaugh has been our Chief Executive Officer and President and a member of our Board of Directors since January 1, 2019. From February 2018 through December 2018, Mr. Lolmaugh was our Senior Vice President and Chief Operating Officer. Mr. Lolmaugh previously served as our Vice President, Retail Stores from October 2017 until February 2018, as our Director-Talent Development, leading our store training programs and strategy, from January 2016 until October 2017, and as our Director of Pro Services, leading our professional customer strategy, from July 2014 through January 2016. Mr. Lolmaugh served in numerous key roles at a store level from January 2002 through July 2014. Prior to joining us, Mr. Lolmaugh served in the United States Marine Corps. We believe that Mr. Lolmaugh is qualified to serve on our Board in light of his role as our Chief Executive Officer and the connection he provides to the day-to-day operational management.

Directors Continuing In Office Until the 2020 Annual Meeting

Peter H. Kamin has served as a member of our Board since August 2012. Previously, Mr. Kamin served as a member of The Tile Shop’s board of managers from January 2012 to August 2012. Mr. Kamin is the founder of 3K Limited Partnership, a family limited partnership, and has served as its Managing Partner since January 2012. For the eleven years preceding the formation of 3K Limited Partnership, Mr. Kamin was a founding member and Managing Partner of ValueAct Capital. ValueAct Capital grew into a leading investment management organization during Mr. Kamin’s tenure. Prior to founding ValueAct Capital in 2000, Mr. Kamin founded and managed Peak Investment L.P. Peak was a limited partnership, organized to make investments in a select number of domestic public and private companies. Since May 2012, Mr. Kamin has been a director and member of the governance committee of MAM Software Group, Inc., a publicly-traded provider of business automation and ecommerce solutions for the automotive aftermarket. Mr. Kamin is also a director of several privately-held companies. Mr. Kamin previously served as a director of Ambassadors Group, Inc. from May 2012 to September 2015 and of Rand Worldwide, Inc. from April 2012 to June 2015, as well as previously serving as a director of several privately held companies. Mr. Kamin holds a B.A. in Economics from Tufts University and an M.B.A. from the Harvard University Graduate School of Business. Mr. Kamin is a trustee of Tufts University. We believe that Mr. Kamin is qualified to serve on our Board due to his significant experience as a director of publicly-traded companies and his substantial experience as an investor.

Todd Krasnow has served as a member of our Board since August 2012. Previously, Mr. Krasnow served as a member of The Tile Shop’s board of managers from January 2012 to August 2012. Mr. Krasnow has served as the president of Cobbs Capital, Inc., a private consulting company, since January 2005, and previously served as marketing domain expert with Highland Consumer Fund, a venture capital firm from June 2007 to September 2017. Mr. Krasnow is currently an operating partner of Porchlight Equity, the successor firm to Highland Consumer Fund, and has served in such capacity since September 2017. Previously, Mr. Krasnow was the chairman of Zoots, Inc., a dry cleaning company from June 2003 to January 2008 and chief executive officer of Zoots, Inc. from February 1998 to June 2003. He served as the executive vice president of sales and marketing of Staples, Inc. from May 1993 to January 1998 and in other sales and marketing positions for Staples, Inc. from March 1986 to May 1993. Mr. Krasnow is a director of Carbonite, Inc., a leading cloud back-up and recovery company, and is chairman of Carbonite’s compensation committee. Mr. Krasnow is also a director of Ecentria Group, a privately-held online marketer of optical, outdoor, and camping gear, and Bakkavor Group plc, a UK-based, publicly-traded maker of fresh prepared meals. Mr. Krasnow holds an M.B.A. from the Harvard University Graduate School of Business and an A.B. in Chemistry from Cornell University. We believe that Mr. Krasnow is qualified to serve on our Board due to his operating and management experience and his expertise in sales and marketing.

Philip B. Livingston has served as a member of our Board since August 2016. Since June 2017, Mr. Livingston has been Managing Director of 3K Limited Partnership, a private investment firm. From March 2016 to August 2016, Mr. Livingston served as part-time Chief Operating Officer of UASUSA, LLC, a manufacturer of unmanned aircraft systems based in Longmont, Colorado. Mr. Livingston served as Chief Executive Officer of Ambassadors Group, Inc., a provider of educational travel experiences and online educational research materials, from May 2014 to October 2015. Prior to joining Ambassadors Group, Mr. Livingston served as Chief Executive Officer of LexisNexis Web Based Marketing Solutions, a provider of software applications and marketing services for the legal industry, until October 2013. He joined LexisNexis in April 2009 as Senior Vice President of Practice Management and served in executive management positions from April 2009 to October 2013. Previously, Mr. Livingston served as Chief Financial Officer for a number of companies, including World Wrestling Entertainment, Inc., from 2003 to 2005, Catalina Marketing Corporation, from 1995 to 1998, and Celestial Seasonings, Inc., from 1993 to 1995.  From 1999 to 2003, he served as President of Financial Executives International, one of the leading professional associations of chief financial officers and controllers. In that role, he led the organization’s support of regulatory and corporate governance reforms culminating in the Sarbanes-Oxley Act. Mr. Livingston has served as a director of Rand Worldwide, Inc., an operator of technology and professional services providers to the engineering community, since November 2014, and of Ambassadors Group since May 2014. He previously served as a director of SITO Mobile Ltd., a mobile advertising company, from November 2014 to February 2016 and Nexsan Technologies, Inc., a provider of secondary storage devices and archival compliance software that was acquired by Imation Corp., from 2007 to December 2012.  He is a current member of the National Association of Corporate Directors and the American Institute of CPAs (AICPA). Mr. Livingston earned a B.A. in Business Management and a B.S. in Government and Politics from the University of Maryland and an M.B.A. in Finance and Accounting from the University of California, Berkeley. We believe that Mr. Livingston is qualified to serve on our Board due to his significant experience in business and finance and his substantial experience as a director of a variety of public and private companies.

Directors Continuing In Office Until the 2021 Annual Meeting

Christopher T. Cook has served as a member of our Board since September 2014. Mr. Cook founded Sleep Experts, a Texas chain of mattress retail stores, and served as its Chief Executive Officer from 2004 until its acquisition by Mattress Firm in April 2014. Mr. Cook continued to serve as a strategy consultant to the Mattress Firm executive team until April 2016. Mr. Cook was also on the founding team of SiteStuff, a venture-backed e-commerce company and served as its Executive Vice President of Business Development until 2003. He currently serves as a director of Mattress Firm and of Peerless Events and Tents, LLC, as well as an advisor to the Family Place of Dallas. He is currently a member of the Young Presidents’ Organization. Mr. Cook has a B.B.A. in Finance from SMU Cox School of Business in Dallas, Texas. We believe that Mr. Cook is qualified to serve on our Board due to his in-depth involvement in founding and leading a company in the consumer retail industry and his experience creating scalable sales culture and scalable systems.

Robert A. Rucker founded The Tile Shop in 1985. He has served as a member of our Board since June 2012 and was our interim Chief Executive Officer and President from October 2017 until December 2018.  Mr. Rucker currently serves as a consultant to the Company. Mr. Rucker also served as our Chief Executive Officer and President from June 2012 until December 2014, as an employee from January 1, 2015 through July 31, 2015 and as a consultant from August 1, 2015 through December 31, 2015. Previously, Mr. Rucker served as The Tile Shop’s Chief Executive Officer and President and as a member of its board of managers. Mr. Rucker holds a B.E.S. in Psychology and History from the University of Minnesota. We believe that Mr. Rucker is qualified to serve on our Board based on his historical knowledge of The Tile Shop as its founder.

Information Regarding the Board of Directors and Corporate Governance

Independence of the Board of Directors

As required under Nasdaq rules and regulations, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board. Based upon information requested from and provided by each director concerning his background, employment, and affiliations, including family relationships, we have determined that Messrs. Cook, Jacullo, Kamin, Krasnow and Livingston, representing five of our seven directors, do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors will be “independent” as that term is defined under the applicable SEC rules and regulations and the Nasdaq listing requirements and rules. Mr. Lolmaugh, our Chief Executive Officer and President, is not an independent director by virtue of his employment with us. Mr. Rucker, our prior Interim Chief Executive Officer and President, is not an independent director by virtue of his prior employment with us.

Board Leadership Structure

We have separate individuals serving as Chairman of the Board and as Chief Executive Officer because we believe independent directors and management have different perspectives and roles in strategy development. The Chief Executive Officer is responsible for setting our strategic direction and managing our day-to-day leadership and performance, while the Chairman provides guidance to the Chief Executive Officer, sets the agenda for meetings of the Board and presides over meetings of the full Board. We believe this structure promotes active participation of the independent directors and strengthens the role of the Board in fulfilling its oversight responsibility and fiduciary duties to our stockholders while recognizing the day-to-day management direction by the Chief Executive Officer.

Oversight of Risk Management

The Board has an active role, as a whole and also at the committee level, in overseeing management of our risks. The Board regularly reviews information regarding our credit, liquidity and operations, as well as the risks associated with each, and the Board receives regular reports from members of senior management on areas of material risk to us, including without limitation operational, financial, legal, regulatory, strategic and reputational risks. The Compensation Committee is responsible for overseeing the management of risks relating to our compensation policies, plans and arrangements. The Compensation Committee addresses risk by monitoring regulatory compliance with respect to compensation matters and by setting compensation in a manner that encourages accountability and is within our range of risk tolerance. The Compensation Committee does not undertake a formal “risk assessment.” The Audit Committee oversees our internal controls, conducts a regular review of our policies and processes with respect to risk assessment and risk management, including guidelines and policies to govern the processes by which our exposure to risk is handled, and oversees any transactions we may have with related persons in order to manage risks relating to potential conflicts of interest. The Audit Committee also reviews our enterprise risk management assessment and ensures appropriate oversight of ongoing efforts to address those risks. The Nominating and Corporate Governance Committee manages risks associated with the composition and independence of the Board and matters covered by our Code of Business Conduct and Ethics (described below). The Nominating and Corporate Governance Committee also oversees succession planning for senior executives in order to manage transitions and the risks associated with an unplanned vacancy. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about such risks and has overall risk management oversight responsibility.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all officers, directors and employees. We maintain the highest standards of ethical business practices and compliance with all laws and regulations applicable to our business. The Code of Business Conduct and Ethics is available on the “Investor Relations” section of our website, at http://investors.tileshop.com, under the “Governance Documents” heading. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or waiver from, a provision of our Code of Business Conduct and Ethics by posting such information on our website at the web address and location specified above.

Stockholder Communications with the Board of Directors

Stockholders may communicate directly with the Board. All communications should be made via our investor relations telephone number or email address, as listed below. Email subject lines should prominently indicate whether the message is intended for the full Board, for non-management directors or for a specific director, and the Secretary will forward the communications as indicated. If no director is specified, the communication will be forwarded to the entire Board.

Tile Shop Holdings, Inc. Investor Relations
Phone: (763) 852-2950
Email: investorrelations@tileshop.com

Director Attendance at Annual Meetings of Stockholders

Directors’ attendance at the Annual Meeting provides stockholders with an opportunity to communicate with directors about issues affecting us. We encourage, but do not require, our directors and nominees for director to attend the Annual Meeting. All members of our Board attended the 2018 Annual Meeting of Stockholders.

Meetings of the Board of Directors

Our Board met five times between January 1, 2018 and December 31, 2018. All directors attended at least 75% of the aggregate of the meetings of the Board and of the committees on which they served and which were held during the period for which they were directors or committee members. In addition, the directors often communicate informally to discuss our affairs and, when appropriate, take formal action by written consent, in accordance with our charter and bylaws and Delaware law.

Involvement in Certain Legal Proceedings

Peter Jacullo III, a director, previously served as a manager and secretary of BlueEarth Biofuels, LLC, which filed for bankruptcy in May 2014 and was subsequently dissolved.

Committees of the Board of Directors

During the fiscal year ended December 31, 2018, the Board maintained three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. The following table provides committee membership for fiscal 2018 for each of the committees of the Board:

Nominating
and Corporate
Name	Audit	Compensation	Governance
Christopher T. Cook			X*
Peter J. Jacullo III	X	X
Peter H. Kamin	X		X
Todd Krasnow		X*	X
Philip B. Livingston	X*
Robert A. Rucker

* Committee chairperson

Below is a description of each committee of the Board as such committees are presently constituted. Members of the committees serve until their resignation from the committee or until otherwise determined by our Board. The Board has determined that each current member of each committee meets the applicable SEC and Nasdaq rules and regulations regarding “independence” and that each member is free of any relationship that would impair his individual exercise of independent judgment with regard to us.

Audit Committee

Our Audit Committee oversees our corporate accounting and financial reporting process, the audit of our financial statements, the audit of internal controls over financial reporting and other information included in documents containing the audited financial statements. Among other matters, the Audit Committee evaluates our independent auditor’s qualifications and independence (as required under Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard 1301, Communications with Audit Committees (“AS 1301”)), receives from the independent auditor written disclosures regarding the auditor’s independence required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and discusses with the independent auditor, the independent auditor’s independence. The Audit Committee also determines the engagement, retention, and compensation of the independent auditor; reviews and approves the scope of the annual audit and the audit fee; discusses with management and the independent auditor the results of the annual audit and the review of our quarterly financial statements, including the disclosures in our annual and quarterly reports to be filed with the SEC; assesses the performance of the independent auditor; approves the retention of the independent auditor to perform any proposed permissible non-audit services; reviews our risk assessment and risk management processes; establishes procedures for receiving, retaining, and investigating complaints received by us regarding accounting, internal accounting controls, or audit matters; monitors the rotation of partners of the independent auditor on our engagement team as required by law; reviews our critical accounting policies and estimates; and oversees any internal audit function. Additionally, the Audit Committee oversees compliance with the Code of Business Conduct and Ethics, including the compliance work of our Compliance Officer; reviews and approves related person transactions; and reviews and evaluates, on an annual basis, the Audit Committee charter and performance. Our independent registered public accounting firm and management each periodically meet privately with our Audit Committee.

The current members of our Audit Committee are Messrs. Jacullo, Kamin and Livingston, with Mr. Livingston serving as the chair. All members of our Audit Committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and Nasdaq. Our Board has determined that Mr. Livingston is an audit committee financial expert as defined under the applicable rules of the SEC and has the requisite financial sophistication as defined under the applicable rules and regulations of Nasdaq. A description of Mr. Livingston’s experience is set forth above under “Directors and Nominees.” Messrs. Jacullo, Kamin, and Livingston are independent directors as defined under the applicable rules and regulations of the SEC, Nasdaq and PCAOB. The Audit Committee operates under a written charter that satisfies the applicable standards of the SEC and Nasdaq, which is available on the “Investor Relations” section of our website, http://investors.tileshop.com, under the “Governance Documents” heading. The Audit Committee met ten times between January 1, 2018 and December 31, 2018.

Report of the Audit Committee of the Board of Directors

In accordance with its written charter, the Audit Committee assists the Board with fulfilling its oversight responsibility regarding the quality and integrity of our accounting, auditing and financial reporting practices. In discharging its oversight responsibilities regarding the audit process, the Audit Committee:

(1)	Reviewed and discussed the audited financial statements with management and the independent auditors;
(2)	Discussed with the independent auditors the material required to be discussed under AS 1301, with and without management present; and
(3)

Received the written disclosures and the letter from the independent auditors required by applicable requirements of the PCAOB Ethics and Independence Rule 3526, Communications with Audit Committees Concerning Independence,, regarding the independent auditor’s communications with the Audit Committee concerning independence, and discussed with the independent auditor the independent auditor’s independence.

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, as filed with the Securities and Exchange Commission.

Philip B. Livingston, Chair

Peter H. Kamin
Peter J. Jacullo III

Compensation Committee

Our Compensation Committee reviews and recommends policies relating to compensation and benefits of our executive officers and employees and oversees our regulatory compliance with respect to compensation matters. The Compensation Committee annually reviews and approves corporate goals and objectives relevant to compensation of our chief executive officer and other executive officers, evaluates the performance of these officers in light of those goals and objectives, and sets the compensation of these officers based on such evaluations. The Compensation Committee also reviews and makes recommendations to the Board with respect to director compensation and administers the issuance of stock options, restricted stock and other awards under our equity compensation plans. The Compensation Committee reviews and prepares the necessary compensation disclosures required by the SEC. Additionally, the Compensation Committee reviews and evaluates, on an annual basis, the Compensation Committee charter and performance.

The current members of our Compensation Committee are Messrs. Jacullo, Cook and Krasnow, with Mr. Krasnow serving as the chair. All of the members of our Compensation Committee are independent under the applicable rules and regulations of the SEC and Nasdaq. The Compensation Committee operates under a written charter that satisfies the applicable standards of the SEC and Nasdaq, which is available on the “Investor Relations” section of our website, http://investors.tileshop.com, under the “Governance Documents” heading. The Compensation Committee met six times between January 1, 2018 and December 31, 2018.

The Compensation Committee may approve executive compensation arrangements or, in its discretion, may recommend such matters to the full Board for approval. All executive compensation is based on assessments of executive performance, which are prepared by the Compensation Committee and submitted to the full Board for review and discussion. All Compensation Committee recommendations regarding director compensation are subject to approval by the full Board. Pursuant to its charter, the Compensation Committee may delegate any of its responsibilities to a subcommittee comprised of one or more members of the Compensation Committee; provided that the Compensation Committee is not permitted to delegate its responsibilities with respect to any executive compensation arrangements intended to be exempt from Section 16(b) under the Exchange Act by virtue of such arrangements being approved by a committee of “non-employee directors.”

No executive officers may be present during any Compensation Committee voting or deliberations with respect to our Chief Executive Officer’s compensation. Our Chief Executive Officer may, at the Compensation Committee’s discretion, be present during any other voting or deliberations regarding compensation of our other executive officers.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee currently consists of Messrs. Jacullo, Cook and Krasnow and consisted of Messrs. Jacullo and Krasnow in the fiscal year ended December 31, 2018. None of our Compensation Committee members has ever been one of our executive officers or employees. None of our executive officers currently serves, nor in the past year has served, as a member of the board or compensation committee (or other board committee performing equivalent functions) of any entity that has one or more of its executive officers serving on our Board or Compensation Committee.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee (the “Governance Committee”) is responsible for making recommendations regarding corporate governance; identification, evaluation and nomination of candidates for directorships; and the structure and composition of our Board and committees thereof. In addition, the Governance Committee oversees our corporate governance guidelines; approves our committee charters; contributes to succession planning; reviews actual and potential conflicts of interest of our directors and officers other than related person transactions reviewed by the Audit Committee; and oversees the Board self-evaluation process. Additionally, the Governance Committee reviews and evaluates, on an annual basis, the Governance Committee charter and performance.

The current members of our Governance Committee are Messrs. Cook, Kamin and Krasnow, with Mr. Cook serving as the chair. All of the members of our Governance Committee are independent under the applicable rules and regulations of Nasdaq. The Governance Committee operates under a written charter, which is available on the “Investor Relations” section of our website, http://investors.tileshop.com, under the “Governance Documents” heading. The Governance Committee met four times between January 1, 2018 and December 31, 2018.

The Governance Committee considers the following criteria, among other criteria that it deems appropriate, in recommending candidates for service on the Board:

•	Personal and professional integrity;
•

Experience in corporate management, such as service as an officer of a publicly held company and a general understanding of marketing, finance and other elements relevant to the success of a publicly held company;

•	Experience in our industry;
•	Experience as a member of the board of directors of another publicly held company;
•	Academic expertise in the area of our operations;
•	Practical and mature business judgment, including the ability to make independent analytical inquires; and
•

The manner in which a candidate’s appointment to the Board would impact the overall composition of the Board with regard to diversity of viewpoint, professional experience, education, skill, race, ethnicity, gender identity, sexual orientation, and national origin.

In assessing director candidates, the Governance Committee considers diversity, age, skills, and such other factors as it deems appropriate given our current needs and the current needs of the Board, to maintain a balance of knowledge, experience and capability. The Governance Committee does not have a formal diversity policy and does not follow any ratio or formula with respect to diversity in order to determine the appropriate composition of the Board. However, to advance our goal of promoting Board diversity, the Governance Committee, and any search firm retained by the Governance Committee, includes in its list of director candidates for potential recommendation to the Board one or more qualified women and minority candidates. In the case of incumbent directors whose terms of office are set to expire, the Governance Committee reviews these directors’ overall service to us during their terms, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, the Governance Committee also determines whether the nominee is independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee by majority vote.

The Governance Committee will consider director candidates recommended by stockholders. The Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder.

To nominate a director for the 2020 Annual Meeting, stockholders must submit such nomination in writing to our Secretary at 14000 Carlson Parkway, Plymouth, Minnesota 55441 no later than the close of business on April 17,  2020, nor earlier than the close of business on March 18,  2020. You are advised to review our Bylaws for requirements relating to director nominees.

VOTE REQUIRED

The Board recommends that you vote “For” each of the nominees to the Board set forth in this Proposal 1. Under our Bylaws, the election of each nominee requires the affirmative vote of a plurality of the shares present in person or represented by proxy at the Annual Meeting, at which a quorum is present, and voting on the election of directors.

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019, and has further directed that management submit the appointment of our independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our Bylaws nor other governing documents or law require stockholder ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm. However, the Audit Committee is submitting the appointment of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee will consider whether or not to retain Ernst & Young LLP. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in our, and our stockholders’, best interests.

Principal Accountant Fees and Services

The following table presents fees for professional services rendered by Ernst & Young LLP our principal accountants for the fiscal year 2018 and 2017:

	2018	2017
Audit Fees(1)	$615,000	$651,000
Audit-Related Fees(2)	-	-
Tax Fees(3)	28,000	-
All Other Fees(4)	-	-
	$643,000	$651,000

(1)	Audit Fees were principally for services rendered for the audit and/or review of our consolidated financial statements.
(2)	Audit-Related Fees includes fees for services rendered in connection with accounting and reporting consultations, as well as other audits required by contract or regulation.
(3)	Tax Fees consist of fees billed in the indicated year for professional services with respect to tax compliance, tax advice and tax planning.
(4)	All Other Fees consists of fees billed in the indicated year for other permissible work that is not included within the above category descriptions.

Pre-Approval Policies and Procedures

Pursuant to its written charter, the Audit Committee is required to pre-approve the audit and non-audit services performed by our independent auditors. Notwithstanding the foregoing, separate Audit Committee pre-approval shall not be required (a) if the engagement for services is entered into pursuant to pre-approval policies and procedures established by the Audit Committee regarding our engagement of the independent auditor (the “Pre-Approval Policy”) as to matters within the scope of the Pre-Approval Policy or (b) for de minimus non-audit services that are approved in accordance with applicable SEC rules. The Audit Committee has determined that the rendering of the services other than audit services by its principal accountant is compatible with maintaining the principal accountant’s independence. For fiscal year 2018, all audit and non-audit services performed by our independent auditors were pre-approved in accordance with such pre-approval policies.

VOTE REQUIRED

The Board recommends that you vote “For” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019. Ratification of the appointment of Ernst & Young LLP requires the affirmative vote of a majority of the shares present in person or represented by proxy and voting on this proposal at the Annual Meeting.

PROPOSAL 3 — ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Exchange Act require that we provide our stockholders with the opportunity to vote on a non-binding advisory basis regarding the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC. In accordance with the preference of our stockholders, as expressed in a non-binding advisory vote on the frequency of advisory votes on executive compensation at our 2013 Annual Meeting,  we have determined to hold annual advisory votes on the compensation of the named executive officers.

We seek to closely align the interests of our named executive officers with the interests of our stockholders. We designed our compensation program to reward our named executive officers for their individual performance and contributions to our overall business objectives and for achieving and surpassing the financial goals set by our Compensation Committee and our Board.

The vote on this resolution is not intended to address any specific element of compensation. Instead, the vote relates to the overall compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC.

Accordingly, we ask our stockholders to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2019 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Summary Compensation Table for Fiscal 2018 and the other related tables and disclosures.”

While the Board and especially the Compensation Committee intend to carefully consider the results of the vote on this proposal when making future decisions regarding executive compensation, the vote is not binding on us or the Board and is advisory in nature. To the extent there is any significant vote against the compensation of our named executive officers in this Proposal 3, the Compensation Committee will evaluate what actions may be necessary to address our stockholders’ concerns.

VOTE REQUIRED

The Board recommends that you vote “For” the non-binding advisory resolution approving the compensation of our named executive officers, as disclosed in this proxy statement. To be approved, this proposal must receive a “For” vote from the majority of shares present in person or by proxy at the Annual Meeting and voting on this proposal. To the extent there is any significant vote against our named executive officer compensation as disclosed in this proxy statement, the Compensation Committee will evaluate whether any actions are necessary to address the concerns of stockholders.

PROPOSAL 4 — ADVISORY VOTE ON THE FREQUENCY OF THE VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

Section 14A of the Exchange Act also requires that, every six years, we provide our stockholders with the opportunity to vote on a non-binding advisory basis to determine whether the advisory stockholder vote on named executive officer compensation will occur every one, two, or three years. We had previously determined, after our 2013 Annual Meeting, to hold such advisory votes on named executive officer compensation on an annual basis.

After careful consideration of the various arguments supporting each frequency level, the Board has determined that continuing the annual advisory vote on executive compensation is appropriate for us and our stockholders at this time.

VOTE REQUIRED

The Board recommends that you vote for “One Year” as the frequency for future votes on named executive officer compensation. For this proposal, the option receiving the most votes (from the holders of shares present in person or represented by proxy at the Annual Meeting and voting on this proposal) will be the recommendation of our stockholders. However, this frequency vote is non-binding. The outcome of this vote will not require the Board or the Compensation Committee to take any action regarding the frequency of future votes on named executive officer compensation. The Board and Compensation Committee value the opinions of the stockholders and will take into consideration the outcome of this vote when considering the frequency of future votes on named executive officer compensation.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section discusses our policies and decisions with respect to the compensation of our executive officers named in the “Summary Compensation Table” below and the most important factors relevant to an analysis of these policies and decisions. The “named executive officers” to whom this discussion applies are:

•	Robert A. Rucker, interim Chief Executive Officer and President (through December 31, 2018);

•	Kirk L. Geadelmann, Chief Financial Officer; and

•	Cabell H. Lolmaugh, Senior Vice President and Chief Operating Officer (through December 31, 2018), Chief Executive Officer and President (since January 1, 2019).

Overview

We recognize that our ability to excel depends on the integrity, knowledge, imagination, skill, diversity, and teamwork of our employees. To this end, we strive to create an environment of mutual respect, encouragement, and teamwork that rewards commitment and performance and is responsive to the needs of our employees. The principles and objectives of our compensation and benefits programs for our employees generally, and for our named executive officers specifically, are to:

•	Align compensation incentives with our corporate strategies, business, and financial objectives and the long-term interests of our stockholders;

•	Motivate, reward and retain executives whose knowledge, skills, and performance ensure our continued success; and

•	Ensure that total compensation is fair, reasonable, and competitive.

Each of the primary elements of our executive compensation program is discussed in more detail below. While we have identified particular compensation objectives that each element of executive compensation serves, our compensation programs are designed to be flexible and complementary and to collectively serve all of the executive compensation objectives described above. Accordingly, whether or not specifically mentioned below, we believe that each individual element, to some extent, serves each of our objectives. Further, while each of our executive officers has not been, and may not be, compensated with all individual compensation elements, we believe that the compensation provided to each individual executive officer is, and will be, consistent with the overall compensation philosophy and objectives set forth above.

Compensation Determination Process

We review executive compensation annually, including evaluating our philosophy and compensation program as circumstances require. As part of this review process, we expect to apply the values and the objectives outlined above, together with consideration of the levels of compensation that we would be willing to pay to ensure that our compensation remains competitive and meets our retention objectives in light of the cost to us if we were required to replace a key employee. In addition, we consider the results of non-binding advisory votes on executive compensation, commonly referred to as “say-on-pay” votes. At our 2018 Annual Meeting, we held a say-on-pay vote on the compensation of our named executive officers as described in the proxy statement for that meeting. Stockholders approved the compensation of the named executive officers by a favorable vote exceeding 97% of votes cast, including abstentions. We are mindful of the opinions of our stockholders and considered these results when deciding to retain our general compensation philosophy and core objectives for the upcoming fiscal year.

Since 2016, our Compensation Committee has engaged Willis Towers Watson as a compensation consultant and considered executive compensation metrics on a peer group of companies in our industry when assessing executive compensation. We believe that such information, together with other information obtained by the members of our Compensation Committee, helps ensure that our compensation program remains competitive. We anticipate that our Compensation Committee will continue to make adjustments in executive compensation levels in the future as a result of this market comparison process. Willis Towers Watson meets the independence standards specified by the SEC.

The compensation levels of our named executive officers reflect, to a significant degree, the varying roles and responsibilities of such executives. In 2018, our Interim Chief Executive Officer, Mr. Rucker, elected to forego all but nominal compensation due to his long history with us, his interests as a major stockholder and the interim nature of his position.

Executive Compensation Program Components

Base Salary.  Base salaries of our named executive officers are initially established through arm’s-length negotiation at the time an executive is hired, taking into account such executive’s qualifications, experience, and prior salary. Base salaries of our named executive officers are approved and reviewed periodically by our Chief Executive Officer, and in the case of our Chief Executive Officer’s base salary, by our Board, and adjustments to base salaries are based on the scope of an executive’s responsibilities, individual contribution, prior experience, and sustained performance. Decisions regarding salary increases may take into account the executive officer’s current salary, equity or equity-linked interests, and the amounts paid to an executive officer’s peers within our organization. In making decisions regarding salary increases, we may also draw upon the experience of members of our Board with other companies. Base salaries are also reviewed in the case of promotions or other significant changes in responsibility. No formulaic base salary increases are provided to our named executive officers. This strategy is consistent with our intent of offering base salaries that are cost-effective while remaining competitive.

In 2018, our interim Chief Executive Officer, Robert A. Rucker, elected to receive an annual base salary of a nominal $24,000 due to his long history with us, his interests as a major stockholder and the interim nature of his position. This amount was chosen to avoid triggering overtime pay requirements.

Our Chief Financial Officer, Kirk Geadelmann, was hired in August 2014 at an annual base salary of $210,000. The Compensation Committee subsequently approved increases to Mr. Geadelmann’s base salary to $212,000 in February 2015, to $250,000 in April 2016, and to $285,000 in February 2017, each on an annualized basis. Effective January 1, 2019, Mr. Geadelmann’s salary was increased to $300,000.

Our Senior Vice President and Chief Operating Officer, Cabell Lolmaugh, was promoted to this position in February 2018 at an annual base salary of $250,000. Effective January 1, 2019 and in connection with his promotion to Chief Executive Officer, Mr. Lolmaugh’s base salary was increased to $350,000.

The actual base salaries earned by all of our named executive officers in 2018,  2017 and 2016 are set forth in the “Summary Compensation Table.”

2012 Omnibus Award Plan.  In June 2012, our Board and stockholders adopted an equity award plan, which became effective on August 21, 2012. The principal purpose of the equity award plan is to attract, retain, and motivate selected employees, consultants, and directors. As initially adopted, the equity award plan provided for stock based compensation awards. In February 2013, the Compensation Committee and the Board amended the equity award plan to authorize grants of performance-based awards. At the same time, the plan was renamed the 2012 Omnibus Award Plan (the “Omnibus Plan”). The Compensation Committee administers the Omnibus Plan, subject to the right of our Board to assume authority for administration or delegate such authority to another committee of the Board. Awards under the Omnibus Plan may be granted to individuals who are then our officers, employees, directors, or consultants or are the officers, employees, directors, or consultants of our subsidiaries.

Under the Omnibus Plan, 5,000,000 shares of our common stock have been reserved for issuance pursuant to a variety of stock based compensation awards, including stock options and restricted stock awards.

 In the event of a change of control, as such term is defined in the Omnibus Plan, the administrator may, in its sole discretion, accelerate vesting of awards issued under the Omnibus Plan such that 100% of any such award may become vested and exercisable. Additionally, the administrator has complete discretion to structure one or more awards under the Omnibus Plan to provide that such awards will become vested and exercisable on an accelerated basis. The administrator may also make appropriate adjustments to awards under the Omnibus Plan and is authorized to provide for the acceleration, termination, assumption, substitution, or conversion of such awards in the event of a change of control or certain other unusual or nonrecurring events or transactions.

The types of awards we intend to grant under the Omnibus Plan are as follows:

Cash Performance Awards.  In April 2016, February 2017, and February 2018 the Board and the Compensation Committee adopted specific performance targets and payout levels for each executive officer for the then-current fiscal year.

For fiscal year 2018, Mr. Lolmaugh was eligible to earn target cash incentive compensation equal to 50% of his year-end base salary, all based on our Adjusted EBITDA for the year, prorated for the partial year during which he was an executive officer. For fiscal years 2016, 2017 and 2018, Mr. Geadelmann was eligible to earn target cash incentive compensation equal to 50% of his year-end base salary, all based on our Adjusted EBITDA for the year. The target incentive compensation was payable if we achieved the Adjusted EBITDA target set forth in our budget, and each of Messrs. Lolmaugh and Geadelmann was entitled to receive a partial incentive payment if we achieved at least 90% of our budgeted Adjusted EBITDA, and an incentive of up to double the target incentive amount if we achieved 110% of our budgeted Adjusted EBITDA.  Mr. Rucker did not participate in our incentive compensation program.

The Compensation Committee reviews and certifies performance following the end of each fiscal year and may also consider discretionary factors when making awards. For fiscal year 2016, the Compensation Committee approved a payout of 110% of the target cash incentive compensation to Mr. Geadelmann based on our performance measures.  The Compensation Committee did not approve any payouts of the target cash incentive compensation based on our performance in fiscal years 2017 or 2018.

The cash incentive compensation for which our named executive officers were eligible in fiscal year 2018 is set forth in the “Grants of Plan Based Awards in Fiscal Year 2018” table. The actual cash incentive compensation earned by all of our named executive officers in fiscal years 2018, 2017 and 2016 is set forth in the “Summary Compensation Table.”

Equity and Equity-Linked Incentives.  We intend to use equity incentive awards pursuant to our Omnibus Plan to link the interests of our named executive officers with those of our stockholders. The Omnibus Plan provides that the administrator may grant or issue stock options and restricted stock or any combination thereof. Stock options may be either nonqualified stock options or incentive stock options. We expect vesting of these equity incentive awards to be dependent in whole or in part on continued employment, in order to encourage the retention of our named executive officers through the vesting period of the awards. In some cases, vesting may also be partially based on the annual appreciation of our common stock. In determining the size of inducement and ongoing equity awards to our named executive officers, our Compensation Committee considers a number of internal factors, such as the relative job scope, the value of outstanding equity awards, individual performance history, prior contributions to us, and the size of prior awards, as well as external factors such as the levels of unvested equity awards held by our executive officers in relation to their peers at comparable companies. The Compensation Committee also intends to consider the foregoing factors for future awards.

In February 2018, we granted 56,000 non-qualified stock options to Mr. Lolmaugh pursuant to the Omnibus Plan.  These stock options were granted pursuant to the Omnibus Plan and are subject to time-based vesting over a four-year period.

In February 2018, we granted 22,500 shares and 9,000 shares of restricted stock to Mr. Lolmaugh and Mr. Geadelmann, respectively. These shares of restricted stock were granted pursuant to the Omnibus Plan. The risks of forfeiture for these shares of restricted stock will lapse in four equal annual installments based on continued service.

The equity grants made to our named executive officers in fiscal year 2018 are set forth in the “Grants of Plan Based Awards in Fiscal Year 2018” table and are discussed in the “Equity Grants” section of this item.

To date in 2019, we have granted 97,067 non-qualified stock options to both Mr. Lolmaugh and Mr. Geadelmann. These stock options were granted pursuant to the Omnibus Plan and are subject to time-based vesting over a four-year period.

Retirement Savings.  All of our full-time employees, including our named executive officers, are eligible to participate in The Tile Shop 401(k) Retirement Plan. Employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit, which was $18,500 in 2018 (or $24,500 for employees over 50), and to have the amount of this reduction contributed to the 401(k) plan. In fiscal years 2017 and 2018, we made a matching contribution of $0.50 for every $1.00 that each applicable employee contributed to the 401(k) plan, up to a maximum of 5% of such employee’s salary. In 2016, we made a matching contribution of $0.25 for every $1.00 that each applicable employee contributed to the 401(k) plan, up to a maximum of 5% of such employee’s salary. Each year, this matching contribution vests as to 20% of the aggregate matching contributions for such employee, such that all past and future matching contributions will be vested after the employee has been employed by us for a period of five years.

Perquisites.  From time-to-time, we have provided certain of our named executive officers with perquisites that we believe are reasonable. We do not view perquisites as a significant element of our comprehensive compensation structure, but do believe they can be useful in attracting, motivating, and retaining executive talent. We believe that these additional benefits may assist our executive officers in performing their duties and provide time efficiencies for our executive officers in appropriate circumstances, and may consider providing additional perquisites in the future. There are no material perquisites to our named executive officers that are contractual obligations pursuant to written agreements. All future practices regarding perquisites will be approved and subject to periodic review by our Compensation Committee.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management.  Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

Compensation Committee of the Board of Directors:

Todd Krasnow, Chairman

Christopher T. Cook

Peter J. Jacullo III

Summary Compensation Table for Fiscal 2018

The following table provides information regarding the compensation earned during the fiscal years ended December 31, 2016 through December 31, 2018 by each of the named executive officers for each year in which each was a named executive officer:

Name and Principal Position	Fiscal Year	Salary ($)		Stock Awards ($) (1)		Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	All other Compensation ($)		Total
Robert A. Rucker(3)	2018	24,000		-		-	-	600	(6)	24,600
Interim Chief Executive Officer	2017	5,250		100,004	(5)	-	-	25	(6)	105,279
and President	2016	-		95,349	(5)	-	-	-		95,349

Kirk L. Geadelmann	2018	285,000		49,950		49,950	-	7,125	(7)	392,025
Chief Financial Officer	2017	279,977		222,290		224,152	-	14,145	(7)	740,564
	2016	240,500		117,975		120,742	137,500	3,735	(7)	620,452

Cabell Lolmaugh(4)	2018	240,625	(8)	124,875		125,392	-	3,631	(6)	494,523
Senior Vice President and Chief
Operating Officer

(1)

The value of stock awards and options in this table represent the fair value of such awards granted or modified during the fiscal year, as computed in accordance with FASB ASC 718. The assumptions used to determine the valuation of the awards are discussed in Note 10 to our consolidated financial statements, included in our Annual Report on Form 10-K for the year ended December 31, 2018.

(2)	Represents incentive compensation paid based on our achievement of Adjusted EBITDA financial goals. See “Non-Equity Incentive Plan Compensation” below for additional discussion.
(3)	Effective January 1, 2019, Mr. Rucker retired as the Company’s Interim Chief Executive Officer and President.
(4)	Mr. Lolmaugh was not a named executive officer in fiscal year 2016 or 2017.
(5)

Represents the grant date fair value of restricted stock issued to Mr. Rucker for his service as a non-employee director in each of fiscal years 2016 and 2017, prior to his appointment as Interim Chief Executive Officer and President.

(6)	Represents employer 401(k) contributions.
(7)

For fiscal year 2018, represents 401(k) contributions. For fiscal year 2017, represents $5,108 of a one-time payout of accrued vacation related to a company policy change and $9,037 of employer 401(k) contributions. For fiscal year 2016, represents employer 401(k) contributions.

(8)

Includes base salary received by Mr. Lolmaugh for services as Vice President and Chief Operating Officer from February 19, 2018 through December 31, 2018 and base salary received by Mr. Lolmaugh for services as Vice President, Retail Stores, from January 1, 2018 through February 18, 2018.

Grants of Plan-Based Awards for Fiscal 2018

The following table sets forth certain information regarding grants of plan-based awards during the fiscal year ended December 31, 2018:

Name	Grant Date	Estimated possible payouts under non-equity incentive plan awards ($)(1)			All other stock awards: Number of shares of stock or units (#)		All other option awards: Number of securities underlying options (#)		Exercise or base price of option awards ($/Sh)	Grant date fair value of stock and option awards ($)
		Threshold ($)	Target ($)	Maximum ($)
Kirk Geadelmann	2/22/2018	-	-	-	9,000	(2)	-		5.55	49,950
Cabell Lolmaugh	2/22/2018	-	-	-	22,500	(3)	-		5.55	124,875
Cabell Lolmaugh	2/22/2018	-	-	-	-		56,000	(3)	5.55	125,392
Kirk Geadelmann	N/A	3,563	142,500	285,000	-		-		-	-
Cabell Lolmaugh	N/A	3,125	125,000	250,000	-		-		-	-

(1)

Incentive compensation based on our achievement of Adjusted EBITDA financial goals for fiscal 2018. Messrs. Lolmaugh and Geadelmann were each eligible to earn target cash incentive compensation equal to 50% of their respective base salaries, pro-rated for Mr. Lolmaugh based on the partial year during which he was an executive officer, based on our Adjusted EBITDA for the year. The target incentive compensation was payable if we achieved the Adjusted EBITDA target set forth in our budget. Messrs. Lolmaugh and Geadelmann were each entitled to receive a partial incentive payment if we achieved at least 90% of our budgeted Adjusted EBITDA, and an incentive of up to double the target incentive amount if we achieved 110% of our budgeted Adjusted EBITDA.

(2)	Represents shares of restricted stock for which the risks of forfeiture will lapse in four equal installments beginning on February 22, 2019 based on continued service.
(3)	Represents options to acquire shares of common stock that will vest and become exercisable in four equal annual installments beginning on February 22, 2019 based on continued service.

Offer Letter Agreements

We did not enter into an offer letter agreement with Mr. Rucker, but we agreed to pay him an annual base salary of $24,000 for fiscal year 2018, due to his long history with us, his interests as a major stockholder and the interim nature of his position. This amount was chosen to avoid triggering overtime pay requirements.

In June 2014, as the result of arm’s length negotiations, we entered into an offer letter agreement with Mr. Geadelmann setting forth the terms and conditions of his employment as our Chief Financial Officer. In February 2017, we entered into an amendment to this offer letter, which provides that Mr. Geadelmann is entitled to continued payment of his base salary for six months and an additional payment in an amount equal to six times our contribution amount for the monthly health insurance premium for him during the month immediately prior to termination. Upon a change of control, Mr. Geadelmann is also entitled to full vesting acceleration with respect to any unvested equity awards if he is not offered employment by the successor entity, or if he is terminated without cause or is constructively terminated prior to the first anniversary of the change of control.

In February 2018, as the result of arm’s length negotiations, we entered into an offer letter agreement with Mr. Lolmaugh setting forth the terms and conditions of his employment as our Senior Vice President and Chief Operating Officer. Effective January 1, 2019, we updated Mr. Lolmaugh’s offer letter agreement to reflect his new title of Chief Executive Officer and President and to memorialize certain compensation changes related to his promotion. All other terms of his offer letter agreement remained unchanged.

Pursuant to the offer letter agreement, Mr. Lolmaugh is entitled to receive severance benefits if his employment is terminated by us without cause at any time or if he resigns for good reason, subject to execution of a full release in our favor. In such an event, Mr. Lolmaugh is entitled to continued payment of his base salary for six months and an additional payment in an amount equal to six times our contribution amount for the monthly health insurance premium for him during the month immediately prior to termination. Upon a change of control, Mr. Lolmaugh is also entitled to full vesting acceleration with respect to any unvested equity awards if he is not offered employment by the successor entity, or if he is terminated without cause or constructively terminated prior to the first anniversary of the change of control.

In connection with their offer letter agreements, each of Messrs. Lolmaugh and Geadelmann agreed not to compete, directly or indirectly, with us or solicit any of our employees or business contacts during the term of his employment and for a period of one year thereafter. Notwithstanding the foregoing, we may, at our election, extend the term of the non-compete and non-solicit obligations to which Messrs. Lolmaugh and Geadelmann are subject to for a period of two years following termination of employment, so long as we provide them with continued payment of their base salary for twelve months (in lieu of six months) and an additional payment in an amount equal to twelve times (in lieu of six times) our contribution amount for the monthly health insurance premium for him during the month immediately prior to termination.

Non-Equity Incentive Plan Compensation

In February 2018, the Board and the Compensation Committee adopted specific performance targets and payout levels for each executive officer for the then-current fiscal year.  For fiscal year 2018, Messrs. Lolmaugh and Geadelmann were eligible to earn target cash incentive compensation equal to 50% of his year-end base salary, pro-rated for Mr.  Lolmaugh based on the partial year during which he was an executive officer, all based on our Adjusted EBITDA for the year.  The target compensation was payable if we achieved the Adjusted EBITDA target set forth in our budget.  Each of Messrs. Lolmaugh and Geadelmann, was entitled to receive a partial incentive payment if we achieved at least 90% of our budgeted Adjusted EBITDA and an incentive of up to double the target incentive amount if we achieved 110% of our budgeted Adjusted EBITDA. See below for a table setting forth the performance targets and payout levels under the plan:

Percentage of budgeted Adjusted EBITDA achieved*	Percentage of incentive compensation target earned**
110%	200%
105%	150%
100%	100%
95%	50%
90%	2.5%

* Payout levels for percentages between the listed ranges are proportionately adjusted.

** 200% is the maximum payout level and 0% is the minimum payout level (for achievement of less than 90% of budgeted Adjusted EBITDA).

The actual Adjusted EBITDA we achieved in fiscal year 2018 was $49.4 million (which was 75% of the Adjusted EBITDA target).  This determination of the Adjusted EBITDA target resulted in no cash incentive compensation to our named executive officers for fiscal year 2018.

Equity Grants

All stock options and restricted stock awards issued in fiscal year 2018 to named executive officers were issued pursuant to the Omnibus Plan. Pursuant to the Omnibus Plan, in the event of a change in control, any unvested equity awards may be accelerated at the sole discretion of the Compensation Committee.

We have also provided for the acceleration of vesting of equity awards granted to Messrs. Lolmaugh and Geadelmann in the event of our change of control. In the event of a change of control, if they are terminated without cause or are otherwise constructively terminated prior to the first anniversary of the change of control, the vesting of any unvested awards will be accelerated in full immediately prior to such termination. We believe that these acceleration opportunities will further align the interests of our executives with those of our stockholders by providing our executives an opportunity to benefit alongside our stockholders in a corporate transaction.

Outstanding Equity Awards at Fiscal Year-end for Fiscal  2018

The following table sets forth certain information regarding outstanding equity awards held by the named executive officers as of December 31, 2018:

	Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or other Rights That Have Not Vested ($)
Kirk Geadelmann	8/12/2014	80,000	20,000	(1)	10.93	8/12/2021	-		-	-		-
Kirk Geadelmann	4/20/2016	5,000	7,500	(2)	18.15	4/20/2026	-		-	-		-
Kirk Geadelmann	4/20/2016	-	-		-	-	3,900	(3)	21,372	-		-
Kirk Geadelmann	5/11/2017	3,300	9,900	(4)	20.35	5/11/2027	-		-	-		-
Kirk Geadelmann	5/11/2017	-	-		-	-	-		-	3,000	(5)	16,440
Kirk Geadelmann	5/11/2017	-	-		-	-	2,250	(6)	12,330	-		-
Kirk Geadelmann	11/2/2017	6,625	19,875	(7)	8.60	11/2/2027	-		-	-		-
Kirk Geadelmann	11/2/2017	-	-		-	-	8,738	(8)	47,884	-		-
Kirk Geadelmann	2/22/2018	-	-		-	-	9,000	(9)	49,320	-		-
Cabell Lolmaugh	8/21/2012	2,750	-		10.00	8/21/2022	-		-	-		-
Cabell Lolmaugh	10/21/2014	4,200	1,500	(10)	8.58	10/21/2021	-		-	-		-
Cabell Lolmaugh	7/14/2015	969	644	(11)	14.19	7/14/2022	-		-	-		-
Cabell Lolmaugh	10/17/2017	-	-		-	-	9,036	(12)	49,517	-		-
Cabell Lolmaugh	11/6/2017	6,725	20,175	(13)	8.50	11/6/2027	-		-	-		-
Cabell Lolmaugh	2/22/2018	-	56,000	(14)	5.55	2/22/2028	-		-	-		-
Cabell Lolmaugh	2/22/2018	-	-		-	-	22,500	(9)	123,300	-		-

(1)	These options become exercisable on August 12, 2019.
(2)	These options become exercisable in three equal annual installments beginning on April 20, 2019.
(3)	Our purchase option for these shares of restricted stock will lapse in three equal annual installments beginning on April 20, 2019.
(4)	These options become exercisable in three equal annual installments beginning on May 11, 2019.
(5)	Our purchase option for these shares restricted stock will lapse on May 11, 2020, based on our achievement of our three-year Adjusted EBITDA target.
(6)	Our purchase option for these shares of restricted stock will lapse in three equal annual installments beginning on May 11, 2019.
(7)	These options become exercisable in three equal annual installments beginning on November 2, 2019.
(8)	The risks of forfeiture for these shares of restricted stock will lapse in three equal annual installments beginning on November 2, 2019.
(9)	The risks of forfeiture for these shares of restricted stock will lapse in four equal annual installments beginning on February 22, 2019.
(10)	These options become exercisable on October 21, 2019.
(11)	These options become exercisable in two equal annual installments beginning on July 14, 2019.
(12)	The risks of forfeiture shares of restricted stock will lapse in three equal annual installments beginning on October 17, 2019.
(13)	These options become exercisable in three equal annual installments beginning on November 6, 2019.
(14)	These options become exercisable in four equal annual installments beginning on February 22, 2019.

Option Exercises and Stock Vested for Fiscal 2018

The following named executive officers exercised stock options or had restricted common stock vest during the fiscal year ended December 31, 2018.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Robert Rucker	5,038	42,067
Kirk Geadelmann	4,962	32,102
Cabell Lolmaugh	3,012	20,211

Pension Benefits

We did not sponsor any defined benefit pension or other actuarial plan for our named executive officers during the fiscal year ended December 31, 2018.

Nonqualified Deferred Compensation

No nonqualified deferred compensation were paid to or earned by the named executive officers during the fiscal year ended December 31, 2018.

Potential Payments Upon Termination or Change in Control

As discussed above in connection with each named executive officer’s offer letter agreement, Messrs. Lolmaugh and Geadelmann are eligible to receive severance benefits in the event that their employment is terminated by us without cause or by the employee for good reason. Additionally, Messrs. Lolmaugh and Geadelmann are entitled to full vesting of any outstanding equity awards in the event of a change of control, if they are not offered employment by the successor entity, or if they are terminated without cause or are otherwise constructively terminated prior to the first anniversary of the change of control. Upon a change in control, Mr. Rucker’s unvested equity awards may have been accelerated at the sole discretion of the Compensation Committee.

The amounts payable by us to each of the named executive officers, assuming that each individual’s employment had terminated on December 31, 2018, under each scenario are as follows:

Name	In Connection with a Change in Control ($)(1)		By Company Not for Cause ($)(2)	By NEO for Good Reason ($)(2)
Robert Rucker	-	(3)	-	-
Kirk Geadelmann	787,867		146,120	146,120
Cabell Lolmaugh	553,507		128,620	128,620

(1)

Unless otherwise noted, represents lapse of our purchase option or the risks of forfeiture, as applicable, on all outstanding shares of restricted stock and full vesting of all outstanding options to purchase common stock.

(2)	Represents continued payment of six months base salary and company-contributed health insurance costs.
(3)	Upon change in control, Mr. Rucker’s unvested equity awards may be accelerated at the sole discretion of the Compensation Committee.

PAY RATIO

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act and related regulations, we are providing the following information about the relationship of the median annual total compensation of our employees and the annual total combined compensation of Mr. Rucker, who served as our Chief Executive Officer during fiscal year 2018. The pay ratio included below is a reasonable estimate calculated in a manner consistent with the regulations.

For 2018, our last completed fiscal year:

•	the median of the annual total compensation of all our employees (other than Mr. Rucker) was $39,767; and
•	the annual total combined compensation of Mr. Rucker, as reported in the above Summary Compensation Table, was $24,600.

Based on this information, for fiscal year 2018 the ratio of the annual total combined compensation of our Chief Executive Officer to the median of the annual total compensation of all employees was 0.62 to 1.

To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee and our Chief Executive Officer, we did the following:

Employee Count.  We determined that, as of December 15, 2018 our employee population consisted of approximately 1,738 individuals all located in the United States. We selected December 15, 2018, which is within the last three months of 2018, as the date upon which we would identify the median employee because it enabled us to make such identification in a reasonably efficient and economical manner. Our employee population for purposes of the pay ratio calculation consisted of approximately 1,738 individuals, all of whom were located in the United States. We have excluded the individuals located in China from the pay ratio calculation pursuant to the de minimis exemption, as our employee population in China is less than 1% of our total employee population.

Median Employee.  To identify the median employee from our employee population, we compared the amount of salary, wages, tips and overtime pay of our employees as reflected in our payroll records as reported to the Internal Revenue Service on Form W-2 for 2018. In making this determination, we annualized the compensation of any full-time employees who were hired in 2018 and were working for us on December 15, 2018, but did not work for us the entire fiscal year. We identified our median employee using this compensation measure, which was consistently applied to all our employees included in the calculation. Since all our included employees are located in the United States, as is our Chief Executive Officer, we did not make any cost-of-living adjustments in identifying the median employee.

Median Employee Total Compensation. Once we identified our median employee, we combined all of the elements of such employee’s compensation for 2018 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $39,767. The difference between such employee’s salary, wages, tips and overtime pay and the employee’s annual total compensation represents the value of our matching contributions to participants in The Tile Shop 401(k) Retirement Plan (estimated at $676).

Chief Executive Officers Total Compensation.  Mr. Rucker had annual total compensation of $24,600, which includes base salary and employer 401(k) contributions.

DIRECTOR COMPENSATION

Each of our non-employee directors receives an annual fee of $100,000 and the chairperson of our Board receives an additional annual fee of $75,000.  The chairperson of the Audit Committee receives an additional annual fee of $40,000 and the chairperson of each of the Compensation Committee and Nominating and Corporate Governance Committee receives an additional annual fee of $15,000.  The annual period for director compensation runs based on the date of the annual meeting. During fiscal year 2019, Mr. Rucker will also receive a consulting fee of $50,000 for his services as a consultant to the Company.

On July 13, 2017, Messrs. Cook, Jacullo, Livingston and Rucker elected to receive compensation fully in the form of restricted stock granted pursuant to the Omnibus Plan. Messrs. Kamin and Krasnow elected to receive compensation as one-half restricted stock and one-half cash compensation, payable quarterly. The number of shares of our restricted stock granted was equal to the quotient obtained by dividing (i) the amount of the annual fee payable to such non-employee director in the form of restricted stock, as set forth above, by (ii) the average closing price on Nasdaq of our common stock over 30 trading days immediately preceding the date of grant. Messrs. Cook, Jacullo, Livingston and Rucker received 5,793, 5,038, 7,053, and 5,038 shares of restricted stock, respectively. Messrs. Kamin and Krasnow received 4,408 and 2,897 shares of restricted stock, respectively. Our purchase option for the restricted stock lapsed on July 13, 2018.

On July 11, 2018, Messrs. Cook, Krasnow and Jacullo elected to receive compensation fully in the form of restricted stock granted pursuant to the Omnibus Plan. Messrs. Kamin and Livingston elected to receive compensation as one-half restricted stock and one-half cash compensation, payable quarterly. The number of shares of our restricted stock granted was equal to the quotient obtained by dividing (i) the amount of the annual fee payable to such non-employee director in the form of restricted stock, as set forth above, by (ii) the average closing price on Nasdaq of our common stock over 30 trading days immediately preceding the date of grant. Messrs. Cook, Krasnow and Jacullo received 14,570, 14,570 and 12,669 shares of restricted stock, respectively. Messrs. Kamin and Livingston received 11,086 and 8,869 shares of restricted stock, respectively. The risks of forfeiture for these shares of restricted stock will lapse on the earlier of our annual meeting of stockholders in fiscal year 2019 or July 11, 2019, contingent upon the applicable non-employee director’s continue service on our Board.

Director Compensation Table for Fiscal 2018

The following table summarizes the compensation paid to each non-employee director in the fiscal year ended December 31, 2018:

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($) (1)(2)	Total ($)
Christopher T. Cook	-		121,660	121,660
Peter H. Kamin	109,375	(3)	92,568	201,943
Todd Krasnow	43,125	(4)	121,660	164,785
Peter J. Jacullo III	-		105,786	105,786
Philip B. Livingston	35,000	(5)	74,056	109,056

(1)	The table reflects the grant date fair value of the sole award to each director in fiscal year 2018, as discussed in the narrative above.
(2)

The aggregate number of shares of restricted stock held by each of the directors listed in the table above as of December 31, 2018 was as follows: Messrs. Cook, Krasnow and Jacullo: 14,570, 14,570 and 12,669 shares of restricted stock, respectively. Messrs. Kamin and Livingston: 11,086 and 8,869 shares of restricted stock, respectively. These shares of restricted stock were granted to the directors on July 11, 2018. The risks of forfeiture for these shares of restricted stock will lapse in full on the earlier of our annual meeting of stockholders in fiscal year 2018 or July 11, 2019.

(3)

Represents payments of $65,625 paid to Mr. Kamin in fiscal year 2018 for the period from January 1, 2018 to July 11, 2018 due to the election to receive in cash one-half of director compensation for the prior service period and payments of $43,750 paid to Mr. Kamin in fiscal year 2018 for the period from July 11, 2018 to December 31, 2018 due to the election to receive in cash one-half of director compensation for the current service period.

(4)

Represents payments of $43,125 to Mr. Krasnow in fiscal year 2018 for the period from January 1, 2018 to July 11, 2018 due to the election to receive in cash one-half of director compensation for the prior service period.

(5)

Represents payments of $35,000 to Mr. Livingston in fiscal year 2018 for the period from July 11, 2018 to December 31, 2018 due to the election to receive in cash one-half of director compensation for the current service period.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than as described below, since the beginning of our 2018 fiscal year, there have been no transactions, or series of transactions to which we were a participant or will be a participant, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•

any of our directors, executive officers, holders of more than 5% of our common stock or any member of their immediate family, as used in Item 404 of Item S-K of the 1934 Act and interpreted by the SEC in related guidance (collectively, the “Related Persons”) had or will have a direct or indirect material interest.

On July 9, 2018, Fumitake Nishi, a former Company employee and the brother-in-law of Robert A. Rucker, our former Interim Chief Executive Officer and President, and a member of our Board, informed us he had reacquired a majority of the equity of one of our key vendors, Nanyang Helin Stone Co. Ltd (“Nanyang”).  Nanyang supplies us with natural stone products including hand-crafted mosaics, listellos and other accessories. During the years ended December 31, 2018, 2017 and 2016, we purchased $12.0 million, $12.8 million, and $8.4 million of products from Nanyang, respectively. As of December 31, 2018 and 2017, accounts payable due to Nanyang was $1.2 million and $0.9 million, respectively. Mr. Nishi’s employment with us was terminated on January 1, 2014 as a result of several violations of our code of business conduct and ethics policy.  Certain of those violations involved his undisclosed ownership of Nanyang at that time.

Management and the Audit Committee have evaluated the relationship and determined that it would be in our best interests to continue purchasing products from Nanyang.  We believe Nanyang provides an important combination of quality, product availability and pricing, and relying solely on other vendors to supply similar product to us would not be in our best interests.  The Audit Committee and management will continue to review future purchases from Nanyang and compare the pricing for products purchased from Nanyang to the pricing of same or similar products purchased from unrelated vendors.

We employed Adam Rucker, son of Robert A. Rucker, our former Interim Chief Executive Officer and President, and a member of our Board, as a Director of Information Technology through December 12, 2018. In fiscal years 2018, 2017 and 2016 we paid Adam Rucker a total of $112,000, $120,000 and $140,000, respectively. Adam Rucker also received the standard benefits provided to other of our employees during fiscal years 2018, 2017 and 2016.

Compensation arrangements with our named executive officers and directors are described elsewhere in this proxy statement. There are no family relationships among any of our directors or executive officers. From time to time, we employ related persons and other family members of its officers and directors. Consistent with the policy described below, all such employment arrangements involving amounts exceeding $50,000 are reviewed by the Audit Committee. We may also sell products to related persons and related persons may purchase products or services from our suppliers for individual use. If such arrangements fall within the terms of the policy described below, they will also be reviewed by the Audit Committee.

Policies and Procedures for Related Person Transactions

Our Board has in place a written related person transaction policy that sets forth the policies and procedures for the review and approval or ratification of related person transactions. This policy is administered by our Audit Committee and covers any transaction, arrangement, or relationship, or any series of similar transactions, arrangements, or relationships, in which we were or are to be a participant, the amount involved exceeds $50,000 and a related person had or will have a direct or indirect material interest. While the policy covers related person transactions in which the amount involved exceeds $50,000, the policy states that related person transactions in which the amount involved exceeds $120,000 are required to be disclosed in applicable filings as required by the SEC rules and regulations. Our Board determined to set the threshold for approval of related person transactions in the policy at an amount lower than that which is required to be disclosed under the SEC rules and regulations because we believe that it is appropriate for our Audit Committee to review transactions or potential transactions in which the amount involved exceeds $50,000, as opposed to $120,000. Pursuant to this policy, our Audit Committee will consider (a) the relevant facts and circumstances of the related person transaction, including if the related person transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third-party, (b) the extent of the related person’s interest in the related person transaction, (c) whether the related person transaction contravenes the conflict of interest and corporate opportunity provisions of our Code of Business Conduct and Ethics, (d) whether the relationship underlying the related person transaction at issue is believed to serve the best interest of us and our stockholders, and (e) the effect that a director’s related person transaction may have on such director’s status as an independent member of the Board and eligibility to serve on committees of the Board pursuant to SEC rules and Nasdaq listing standards.

Each related person will present to our Audit Committee each proposed related person transaction to which such related person is a party, including all relevant facts and circumstances relating thereto, and will update the Audit Committee as to any material changes to any related person transaction. All related person transactions may only be consummated if our Audit Committee has approved or ratified such transaction in accordance with the guidelines set forth in the policy. Related party transactions do not include: (i) the payment of compensation by us to our executive officers or directors; (ii) indebtedness due from a related person for transactions in the ordinary course; (iii) a transaction in which the interest of the related person arises solely from ownership of a class of our securities where all holders of that class of securities receive the same benefit, on a pro-rata basis, from the transaction; or (iv) a transaction in which the rates or charges involved are determined by competitive bids. Additionally, certain types of transactions have been pre-approved by our audit committee under the policy as not involving a material interest. These pre-approved transactions include transactions in the ordinary course of business where the related party’s interest arises only: (a) from his or her position as a director of another entity that is party to the transaction; (b) from an equity interest of less than 5% in another entity that is party to the transaction; or (c) from a limited partnership interest of less than 5%, subject to certain limitations. No director will be permitted to participate in the approval of a related person transaction for which he or she is a related party.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of May 20, 2019, information regarding beneficial ownership of our common stock by:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock;
•	each of our named executive officers;
•	each of our directors; and
•	all of our executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, and generally means that a person has beneficial ownership of a security if he, she, or it possesses sole or shared voting or investment power of that security, including options that are currently exercisable or exercisable within 60 days of May 20, 2019. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown that they beneficially own, subject to community property laws where applicable. The information does not necessarily indicate beneficial ownership for any other purpose.

Common stock subject to options currently exercisable or exercisable within 60 days of May 20, 2019 are deemed to be outstanding for computing the percentage ownership of the person holding these options and the percentage ownership of any group in which the holder is a member but are not deemed outstanding for computing the percentage of any other person.

We have based our calculation of the percentage of beneficial ownership based on 52,030,477 shares of our common stock outstanding on May 20, 2019.

Unless otherwise noted below, the address for each of the stockholders in the table below is c/o Tile Shop Holdings, Inc., 14000 Carlson Parkway, Plymouth, Minnesota, 55441.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent
5% Stockholders:
BlackRock, Inc.(1)	6,448,065	12.4%
JWTS, Inc.(2)	4,441,180	8.5%
The Tile Shop, Inc.(3)	3,662,428	7.0%
Capital World Investors(4)	3,158,000	6.1%
Executive Officers and Directors:
Robert A. Rucker (5)	5,711,293	11.0%
Kirk Geadelmann(6)	140,271	*
Cabell Lolmaugh(7)	60,412	*
Christopher T. Cook(8)	193,129	*
Peter J. Jacullo III(2)(9)	5,867,866	11.3%
Peter H. Kamin(10)	2,202,064	4.2%
Todd Krasnow(11)	214,384	*
Philip B. Livingston(12)	38,883	*
All Executive Officers and Directors as a Group (8 persons)(13)	14,428,302	27.7%

* Represents beneficial ownership of less than one percent (1%) of the outstanding common stock.

(1)

Based on a Schedule 13G filed with the SEC on January 31, 2019 by BlackRock, Inc. (“BlackRock”), BlackRock holds sole voting power over 6,371,225 shares and sole dispositive power over 6,448,065 shares. The business address of BlackRock is 55 East 52nd Street, New York, NY 10055.

(2)

Based on a Schedule 13D/A filed with the SEC on April 12, 2018 by JWTS, Inc., a Delaware corporation (“JWTS”) and Peter J. Jacullo III (“Jacullo”). Jacullo is the sole director of JWTS and may be deemed to have sole voting and investment power over the securities held by JWTS. The business address of JWTS is c/o Peter J. Jacullo III 61 High Ridge Avenue, Ridgefield, Connecticut 06877.

(3)

Based on a Form 5 filed with the SEC on February 14, 2019 by Robert A. Rucker (“Rucker”). Rucker is the sole officer and member of the board of directors of The Tile Shop, Inc. (“TS, Inc.”), holds sole voting and dispositive power over the securities held by TS, Inc., and may be deemed to beneficially own the securities held by TS, Inc.

(4)

Based on a Schedule 13G filed with the SEC on February 14, 2019 by Capital World Investors (“Capital”), Capital holds sole voting and dispositive power over 3,158,000 shares. The business address of Capital is 333 South Hope Street, Los Angeles, CA 90071.

(5)

Includes 3,662,428 shares of common stock held by TS, Inc., 775,000 shares of common stock held by the Robert Rucker 2017 Grantor Retained Annuity Trust, 515,000 shares of common stock held by the Robert Rucker 2017 Grantor Retained Annuity Trust II, 500,000 shares held by the Robert Rucker 2018 Grantor Retained Annuity Trust, 3,380 shares of common stock held by Mr. Rucker’s spouse, and 23,660 shares of common stock held by Mr. Rucker as custodian for minor children under the Uniform Gifts to Minors Act.

(6)

Includes 22,588 shares of unvested restricted common stock held by Mr. Geadelmann and options to purchase 100,725 shares of common stock that are currently exercisable or will become exercisable within 60 days of May 20, 2019.

(7)

Includes 25,911 shares of unvested restricted common stock held by Mr. Lolmaugh and options to purchase 28,966 shares of common stock that are currently exercisable or will become exercisable within 60 days of May 20, 2019.

(8)	Includes 14,570 shares of unvested restricted common stock held by Mr. Cook.

(9)

Includes 12,669 shares of unvested restricted common stock held by Mr. Jacullo, 4,441,180 shares of common stock held by JWTS, and 1,064,424 shares of common stock held by the Katherine D. Jacullo Children's 1993 Irrevocable Trust (the “1993 Trust”). Mr. Jacullo is the trustee of the 1993 Trust and disclaims beneficial ownership of the shares of common stock held by the 1993 Trust, except to the extent of his pecuniary interest therein

(10)

Includes 11,086 shares of unvested restricted common stock held by Mr. Kamin, 7,453 shares of common stock held by the Peter H. Kamin Family Foundation (the “Foundation”), 685,036 shares of common stock held by the Peter H. Kamin Revocable Trust dated February 2003 (the “2003 Trust”), 439,021 shares of common stock held by the Peter H. Kamin Childrens Trust dated March 1997 (the “1997 Trust”), 135,361 shares of common stock held by the Peter H. Kamin GST Trust (“GST”), 204,121 shares of common stock held by 3K Limited Partnership (“3K”), and 100 shares of common stock held by Mr. Kamin’s son. Mr. Kamin is the sole trustee of the Foundation, the sole trustee of the 2003 Trust, the sole trustee of the 1997 Trust, a trustee of GST, and the sole general partner of 3K and may be deemed to have sole voting and investment power over the securities held by these entities. Mr. Kamin disclaims beneficial ownership of the shares of common stock held by his son, except to the extent of his pecuniary interest therein.

(11)

Includes 14,570 shares of unvested restricted common stock held by Mr. Krasnow, 10,118 shares of common stock held as power of attorney for Mr. Krasnow’s mother’s accounts, 2,600 shares of common stock held by Mr. Krasnow’s spouse, 8,000 shares of common stock held by Hobart Road Charitable Remainder CRUT (“Hobart Road”), and 2,000 shares of common stock held by the Todd & Deborah Krasnow Charitable Remainder CRUT (“CRUT”). Mr. Krasnow is a trustee of each of Hobart Road and CRUT and may be deemed to have sole voting and investment power over the securities held by these entities. Mr. Krasnow disclaims beneficial ownership of the shares of common stock held as power of attorney for his mother’s accounts and by his spouse, except to the extent of his pecuniary interest therein.

(12)	Includes 8,869 shares of unvested restricted common stock held by Mr. Livingston.

(13)

Includes 110,263 shares of unvested restricted common stock and options to purchase 129,691 shares of common stock that are currently exercisable or will become exercisable within 60 days of May 20, 2019. This group includes all directors and named executive officers individually listed above.

Rule 10b5-1 Trading Plans

Our directors and executive officers may adopt written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell shares of our common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or officer when entering into the plan, without further direction from the director or officer. The director or officer may amend or terminate the plan in some circumstances. Our directors and executive officers may also buy or sell additional shares outside of a Rule 10b5-1 plan when they are not in possession of material, nonpublic information.

FORM 10-K INFORMATION

A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2018 (WITHOUT EXHIBITS) ACCOMPANIES THIS NOTICE OF MEETING AND PROXY STATEMENT. NO PART OF THE ANNUAL REPORT IS INCORPORATED HEREIN AND NO PART THEREOF IS TO BE CONSIDERED PROXY SOLICITING MATERIAL. WE WILL FURNISH WITHOUT CHARGE TO EACH PERSON WHOSE PROXY IS BEING SOLICITED, UPON WRITTEN REQUEST OF ANY SUCH PERSON, ANY EXHIBIT DESCRIBED IN THE LIST ACCOMPANYING THE FORM 10-K, UPON THE PAYMENT, IN ADVANCE, OF REASONABLE FEES RELATED TO OUR FURNISHING SUCH EXHIBIT(S). REQUESTS FOR COPIES OF SUCH EXHIBIT(S) SHOULD BE DIRECTED TO OUR SECRETARY AT 14000 CARLSON PARKWAY, PLYMOUTH, MINNESOTA 55441.

OTHER MATTERS

The Board and management know of no other matters that will be presented for consideration at the Annual Meeting. However, since it is possible that matters of which the Board and management are not now aware may come before the Annual Meeting or any adjournment of the Annual Meeting, the proxies confer discretionary authority with respect to acting thereon, and the persons named in such properly executed proxies intend to vote, act and consent in accordance with their best judgment with respect thereto. Upon receipt of such proxies (in the form enclosed) in time for voting, the shares represented thereby will be voted as indicated thereon and in the proxy statement.

By Order of the Board of Directors

Cabell H. Lolmaugh

Chief Executive Officer and Director

Plymouth, Minnesota

May 31, 2019

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report on Form 10-K is/are available at www.proxyvote.com

TILE SHOP HOLDINGS, INC.
Annual Meeting of Stockholders
July 16, 2019 10:00 AM (Central Time)
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Cabell H. Lolmaugh and Peter H. Kamin, and each of them individually, as attorneys and proxies, of the undersigned, with the power to act without the other and with full power of substitution, and hereby authorizes them to represent and vote all of the shares of stock of Tile Shop Holdings, Inc., a Delaware corporation, standing in the name of the undersigned with all the power which the undersigned would have if present at the Annual Meeting of Stockholders to be held on July 16, 2019, at 10:00 a.m. (Central Time) at the Company's headquarters, located at 14000 Carlson Parkway, Plymouth, MN 55441 and any adjournment or adjournments thereof, as fully and with the same force and effect as the undersigned might or could so act if present thereat, upon and in respect of the matters listed on the reverse side and in accordance with the instructions designated on the reverse side, with discretionary authority as to any and all other matters that may properly come before the meeting.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

0000424286_2 R1.0.1.18